UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2004

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Street, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In fiscal 2004, the Audit Committee of the Board of Directors of Hologic, Inc. (the “Company”) determined that it would be in the best interests of the Company to assist Mr. Robert A. Cascella, the Company’s President and Chief Operating Officer, in relocating his principal residence from Connecticut to Massachusetts so that Mr. Cascella would be able to perform his duties and responsibilities at the Company’s principal executive offices located in Bedford, Massachusetts.

On December 15, 2004, the Company’s Audit Committee determined to make certain payments pursuant to the Company’s relocation program with a relocation company to assist Mr. Cascella in his relocation. In connection with the Company’s relocation program, Mr. Cascella and the relocation company entered into a purchase and sale agreement pursuant to which the relocation company paid Mr. Cascella $551,904, which represented Mr. Cascella’s equity value (representing the $820,000 purchase price less the amounts then outstanding under his mortgage, taxes, maintenance, utilities and insurance) in his Madison, CT residence. The relocation company is expected to attempt to resell Mr. Cascella’s residence to a third party. After the signing of the purchase and sale agreement and through January 31, 2005, the date on which Mr. Cascella is expected to vacate his residence, Mr. Cascella remains responsible for paying taxes, maintenance, utilities, insurance and all other operating costs relating to the residence.

In connection with above-described transactions on December 21, 2004, pursuant to the Company’s relocation program with the relocation company, the Company paid the relocation company approximately $82,000, representing 10% of the purchase price as an advance against the relocation company’s management fee and direct expenses associated with the sale of his residence. This amount may be adjusted based upon the timing and sale price of the residence at the closing. The Company has also agreed to pay the taxes, maintenance, utilities, insurance and all other operating costs and payments relating to the residence following the date on which Mr. Cascella vacates his residence through the date on which the sale is completed. In the event that the relocation company sells Mr. Cascella’s residence for a price less than the purchase price paid to Mr. Cascella, the Company has agreed to pay the deficiency of such amount to the relocation company. In the event that the relocation company sells Mr. Cascella’s residence for a price greater than the purchase price paid to Mr. Cascella, the relocation company will pay the surplus of such amount to the Company. As of January 10, 2005, no closing date for the sale of Mr. Cascella’s Madison, CT residence has been set. In no event is Mr. Cascella required to repay any amounts he received from the relocation company or any amounts paid by the Company to the relocation company. In making its determination to approve the payments and transactions described above, the Company’s Audit Committee, based upon the review of information presented to the Audit Committee, including, but not limited to, advice received from the relocation company and the receipt of appraisals from two independent real estate appraisers, concluded that the payments that the Company agreed to make were fair to and in the best interests of the Company.

On December 23, 2004, as part of Mr. Cascella’s relocation to Massachusetts, the Company reimbursed Mr. Cascella for approximately $26,600 to cover relocation costs and expenses in connection with the purchase of his new residence in Massachusetts.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 10, 2005	HOLOGIC, INC.

	By:	/s/ Glenn P. Muir
Glenn P. Muir, Chief Financial Officer,
Executive Vice President, Finance and Treasurer

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